Filed Pursuant to Rule 424(B)(5)
File Number 333-40876

PROSPECTUS SUPPLEMENT (To Prospectus Dated December 11, 2006)

$400,000,000

Sunoco, Inc.

5.75% Notes Due January 15, 2017

Interest on the notes is payable on January 15 and July 15 of each year, beginning on July 15, 2007. The notes will mature on January 15, 2017. We may redeem some or all of the notes prior to maturity. The redemption prices are discussed under the caption “Description of Notes—Optional Redemption.”

The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price	99.629%	$398,516,000
Underwriting Discount	0.650%	$2,600,000
Proceeds to Sunoco, Inc. (before expenses)	98.979%	$395,916,000

Interest on the notes will accrue from December 14, 2006 to date of delivery.

The underwriters expect to deliver the notes to purchasers in book-entry form only on or about December 14, 2006.

Joint Book-Running Managers

Citigroup	JPMorgan

Senior Co-Managers

Barclays Capital
Banc of America		Lazard Capital Markets

Co-Managers

Calyon Securities (USA)

Credit Suisse

KeyBanc Capital Markets

Lehman Brothers

Mellon Financial Markets, LLC

PNC Capital Markets, Inc.

Piper Jaffray

RBS Greenwich Capital

Scotia Capital

SunTrust Robinson Humphrey

UBS Investment Bank

Wachovia Securities

December 11, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

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SUNOCO

As used in this prospectus supplement and the accompanying prospectus, except as the context otherwise requires, references to “us,” “we,” “our” and “Sunoco” mean Sunoco, Inc., together with its consolidated subsidiaries.

Our headquarters are at 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Our telephone number is (215) 977-3000 and our Internet website address is www.SunocoInc.com.

We were incorporated in Pennsylvania in 1971. We, or our predecessors, have been active in the petroleum industry since 1886. We operate five business units and we are a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,400 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, we are one of the largest independent refiner-marketers in the United States. We are a significant manufacturer of petrochemicals with sales of approximately five billion pounds annually, largely chemical intermediates used to make fibers, plastics, film and resins. We also have the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after deducting underwriting compensation and estimated fees and expenses, are expected to be approximately $396 million. We will use the net proceeds for payment of short-term debt, and for working capital and general corporate purposes. Pending these uses, we may invest the net proceeds temporarily in cash and cash equivalents or short-term investments.

DESCRIPTION OF NOTES

General

The following description of the terms of the 5.75% Notes Due January 15, 2017 (the “notes”) offered hereby supplements and modifies the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus, to which reference is hereby made. The notes will be issued under the indenture dated as of June 30, 2000 between Sunoco and Citibank, N.A., as trustee (the “Senior Indenture”). The notes will mature on January 15, 2017. The notes will bear interest at the rate of 5.75% per annum from December 14, 2006 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on January 15 and July 15, of each year, commencing on July 15, 2007 to the persons in whose names the notes are registered at the close of business on January 1 or July 1, as the case may be, next preceding such interest payment date. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months. The notes will be issued only in registered form without coupons in denominations of $2,000 and integral multiples thereof. Principal and interest will be payable, and the notes will be transferable or exchangeable, at our office or agency maintained for such purposes in the Borough of Manhattan, The City of New York, provided that payment of interest on any notes may, at our option, be made by check mailed to the registered holders thereof.

Optional Redemption

The notes will be redeemable in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such notes, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus accrued interest on the principal amount being redeemed to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day before such redemption date, as published in the daily statistical release (or any successor release) by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not available or does not contain such prices on such business day, the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and their respective successors; provided, however, that if either Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Sunoco shall substitute therefore another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer by 5:00 p.m. on the third business day before such redemption date.

“Remaining Scheduled Payments” means, the remaining scheduled payments of the principal of the notes to be redeemed and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Defeasance

The defeasance provisions of the Senior Indenture shall apply to the notes.

Additional Notes

The notes will initially be limited to $400 million aggregate principal amount. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes in all respects so that such additional notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as such notes. No additional notes may be issued if an Event of Default has occurred with respect to the notes.

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of the material United States federal income and estate tax considerations for beneficial owners of the notes that hold the notes as capital assets, and are “non-United States persons” under the Internal Revenue Code of 1986, as amended (the “Code”) and who acquired the notes upon original issuance at their initial offering price. Under the Code, a “non-United States person” means a person that is not any of the following:

•	a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that either (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based on current law that is subject to change (perhaps retroactively), is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the federal income and estate tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income and estate tax laws (including if you are a United States expatriate, “controlled foreign corporation,” or “passive foreign investment company”). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor.

You should consult your own tax advisor concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	you either (1) provide your name and address on an Internal Revenue Service Form W-8BEN (or successor form), and certify, under penalties of perjury, that you are not a United States person, or (2) hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to certain non-United States holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (see “United States Federal Income Tax” below).

The 30% United States federal withholding tax will generally not apply to any payment of principal or gain or income that you realize on the sale, exchange, retirement or other disposition of your notes.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and United States Treasury regulations) and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided the certification requirements discussed under “United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments. For this purpose, interest on the notes will be included in earnings and profits.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless (1) that gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest on the notes to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the certification described above in the fifth bullet point under “United States Federal Withholding Tax.”

In addition, you will not be subject to information reporting or backup withholding with respect to the proceeds of the sale of a note within the United States or conducted through certain United States-related financial intermediaries, provided that the payor receives the certification described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

PENNSYLVANIA TAXES

We are required to deduct from interest paid to individual owners of notes who are residents of Pennsylvania and to remit to Pennsylvania the Corporate Loans Tax, which is presently at the annual rate of four mills ($.004) per $1 principal amount of notes owned by such individuals, subject to adjustment if interest paid in any year represents more or less than interest for a full year. The Corporate Loans Tax also will be imposed on interest payments received by (1) Pennsylvania resident partnerships and (2) Pennsylvania resident corporations that receive such interest payments not for their own account, but rather as trustees, executors, administrators or guardians.

UNDERWRITING

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the terms agreement dated the date of this prospectus supplement, incorporating the terms of an amended and restated underwriting agreement, dated December 11, 2006, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$100,000,000
J.P. Morgan Securities Inc.	100,000,000
Barclays Capital Inc	32,000,000
Banc of America Securities LLC	24,000,000
Lazard Capital Markets LLC	24,000,000
Calyon Securities (USA) Inc.	10,000,000
Credit Suisse Securities (USA) LLC	10,000,000
Greenwich Capital Markets Inc.	10,000,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	10,000,000
Lehman Brothers Inc.	10,000,000
Mellon Financial Markets, LLC	10,000,000
PNC Capital Markets, Inc	10,000,000
Piper Jaffray & Co.	10,000,000
Scotia Capital (USA) Inc.	10,000,000
SunTrust Capital Markets, Inc.	10,000,000
UBS Securities LLC	10,000,000
Wachovia Capital Markets, LLC	10,000,000

Total	$400,000,000

The terms agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may re-allow a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Sunoco
Per note	0.650%

In connection with the offering, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $210,000.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Affiliates of certain of the underwriters are lenders under our revolving credit agreement. An affiliate of Citigroup Global Markets Inc. is the trustee under our various existing indentures and will be the trustee under the indenture governing the Notes offered hereby. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In addition, Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee. Piper Jaffray & Co. (“Piper Jaffray”) has entered into an agreement with U.S. Bank, N.A. (“U.S. Bank”) pursuant to which U.S. Bank provides certain advisory and/or other services to Piper Jaffray, including in respect of this offering. In return for the provision of such services by U.S. Bank to Piper Jaffray, Piper Jaffray will pay to U.S. Bank a mutually agreed upon fee.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require re-sales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing the notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under “Resale Restrictions”.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL OPINIONS

Certain legal matters will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania and by Ann C. Mulé, Esq., Chief Governance Officer, Assistant General Counsel and Corporate Secretary of Sunoco, Inc. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely upon the opinions of Ballard Spahr Andrews & Ingersoll, LLP and Ms. Mulé as to all matters of Pennsylvania law. Ms. Mulé participates in various of our employee benefit plans and, in connection with certain of such benefit plans, receives our common stock, options to purchase our common stock, and our common stock units.

PROSPECTUS

$1,500,000,000

SUNOCO, INC.

Debt Securities

Preference Stock

Common Stock

Warrants

SUNOCO CAPITAL I

SUNOCO CAPITAL II

Trust Preferred Securities

Sunoco, Inc. may offer and sell from time to time:

•	unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures;

•	shares of preference stock in one or more series, which may be converted into or exchanged for debt securities or common stock;

•	shares of common stock; or

•	warrants to purchase debt securities, preference stock, common stock or other securities.

Sunoco Capital I and Sunoco Capital II may offer and sell from time to time:

•	trust preferred securities.

The aggregate initial offering price of the securities that we will offer will not exceed $1,500,000,000. We will offer these securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before you invest in these securities. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.

These securities may be sold to underwriters, or directly to purchasers, agents, dealers or through brokers. The names of any other underwriters or of any dealers or agents will be identified in the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 11, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total offering amount of $1,500,000,000.

We provide information to you about the securities in two separate documents that progressively provide more specific detail:

•	this prospectus, which contains general information, some of which may not apply to your securities; and

•	an accompanying prospectus supplement, which describes the specific terms of your securities and may also add, update or change information contained in this prospectus.

If the terms of the securities offered vary between the accompanying prospectus supplement and this prospectus, you should rely on the information contained in the prospectus supplement.

You should read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” to learn more about us and the securities we are offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, that registers the securities to be offered subsequently by any prospectus supplement to this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available to the public over the Internet at the SEC’s web site at www.sec.gov or at our web site at www.SunocoInc.com. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have not included any separate financial information for our wholly owned trusts, Sunoco Capital I and Sunoco Capital II, which have no independent operations and for which we guarantee the fee obligations relating to the trust preferred securities. Although the trusts normally would be required to file information with the SEC on an ongoing basis, we expect that the SEC will exempt the trusts from this filing obligation for as long as we continue to file our financial information with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus or any prospectus supplement. The information incorporated by reference is considered to be part of this prospectus, and any applicable prospectus supplement, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus and any prospectus supplement.

We are incorporating by reference the documents listed below. These reports contain important information about us, our financial condition and results of operations:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (filed March 3, 2006), including any amendment(s) or report(s) filed for the purpose of updating such filing;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 (filed May 4, 2006), June 30, 2006 (filed August 3, 2006) and September 30, 2006 (filed November 2, 2006); and

•	our Current Reports on Form 8-K filed February 8, 2006, March 2, 2006, March 3, 2006, July 6, 2006 and September 8, 2006.

Until our offering is completed, any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished to the SEC under Item 2.02 or Item 7.01 of any Current Report on Form 8-K), also will be automatically incorporated by reference into this prospectus.

We make available free of charge through our Internet website, www.SunocoInc.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus or any prospectus supplement.

You may request a copy of any of the documents that we incorporate by reference in this prospectus, at no cost, by writing or telephoning us at the following address:

Sunoco, Inc.

Investor Relations

Mellon Bank Center

1735 Market Street, Suite LL

Philadelphia, Pennsylvania 19103-7583

Telephone: (215) 977-6440

You should rely only on the information included or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

FORWARD-LOOKING INFORMATION

Statements and financial discussion and analysis contained in this prospectus and any accompanying prospectus supplement (including documents incorporated by reference) that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements discuss estimates, goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “budget,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “scheduled,” “should,” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

•	changes in refined product and chemical margins;

•	variation in petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation;

•	effects of transportation disruptions;

•	changes in the price differentials between light-sweet and heavy-sour crude oils;

•	changes in the marketplace which may affect supply and demand for our products;

•	changes in competition and competitive practices, including the impact of foreign imports;

•	effects of weather conditions and natural disasters on our operating facilities and on product supply and demand;

•	age of, and changes in, the reliability, efficiency and capacity of, our operating facilities or those of third parties;

•	changes in the level of operating expenses

•	effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions);

•	changes in the expected level of environmental capital, operating or remediation expenditures;

•	delays and/or costs related to construction, improvements and/or repairs of facilities (including shortages of skilled labor, the issuance of applicable permits and inflation);

•	changes in product specifications;

•	availability and pricing of ethanol;

•	political and economic conditions in the markets in which we, or our suppliers or customers, operate, including the impact of potential terrorist acts and international hostilities;

•	military conflicts between, or internal instability in, one or more oil producing countries, governmental actions and other disruptions in the ability to obtain crude oil;

•	ability to conduct business effectively in the event of an information systems failure;

•	ability to identify acquisitions, execute them under favorable terms and integrate them into our existing businesses;

•	ability to enter into joint ventures and other similar arrangements under favorable terms;

•	changes in the availability and cost of debt and equity financing;

•	changes in the credit ratings assigned to our debt securities or credit facilities;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	changes in tax laws or their interpretations, including pension funding requirements;

•	changes in financial markets impacting pension expense and funding requirements;

•	risks related to labor relations and workplace safety;

•	nonperformance by, or disputes with, major customers, suppliers, dealers, distributors or other business partners;

•	general economic, financial and business conditions which could affect our financial condition and results of operations;

•	changes in applicable statutes and government regulations or their interpretations, including those relating to the environment and global warming;

•	claims of our noncompliance with statutory and regulatory requirements; and

•	changes in the status of, or initiation of new, litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings, including natural resource damage claims.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Other factors not discussed herein could also have material adverse effects on us. All forward-looking statements included in this prospectus and the accompanying prospectus supplement are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update publicly any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events.

ABOUT SUNOCO

Our headquarters are at 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Our telephone number is (215) 977-3000 and our Internet website address is www.SunocoInc.com.

We were incorporated in Pennsylvania in 1971. We, or our predecessors, have been active in the petroleum industry since 1886. We are a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,400 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, we are one of the largest independent refiner-marketers in the United States. We are a significant manufacturer of petrochemicals with sales of approximately five billion pounds annually, largely chemical intermediates used to make fibers, plastics, film and resins. We also have the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

Our operations are organized into the following five business units:

•	Refining and Supply: Our Refining and Supply business consists of the manufacture of refined petroleum products, including gasoline, middle distillates (primarily jet fuel, heating oil and diesel fuel) and residual fuel oil and commodity petrochemicals in Northeast Refining (comprised of refineries in Philadelphia and Marcus Hook, PA and the Eagle Point refinery in Westville, NJ) and MidContinent Refining (comprised of refineries in Toledo, OH and Tulsa, OK). This business unit also engages in the sale of these products to our other business units and to wholesale and industrial customers.

•	Retail Marketing: Our Retail Marketing business consists of the retail sale of gasoline and middle distillates and the operation of convenience stores in 24 states, primarily on the East Coast and in the Midwest region of the United States. The highest concentration of outlets is located in Connecticut, Florida, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Virginia.

•	Chemicals: Our Chemicals business is comprised of the manufacturing, distribution and marketing of commodity and intermediate petrochemicals. The chemicals include polypropylene and aromatic derivatives (cumene, phenol, acetone and bisphenol-A) manufactured at several wholly owned facilities, as well as polymer-grade propylene and polypropylene produced at joint-venture operations.

•	Logistics: Our Logistics business operates refined product and crude oil pipelines and terminals and markets crude oil primarily in the Northeast, Midwest and South Central regions of the United States. Our interests consist largely of a 43% ownership interest (including a 2% general partner interest) in Sunoco Logistics Partners L.P., a publicly traded master limited partnership.

•	Coke: Our Coke business consists of blast-furnace coke manufacturing at our facilities in East Chicago, IN (Indiana Harbor), Vansant, VA (Jewell) and Franklin Furnace, OH (Haverhill), and metallurgical coal production from mines in Virginia. The cokemaking facilities use a proprietary low-cost, heat-recovery cokemaking technology, which is environmentally superior to the chemical by-product recovery technology currently used by most other coke producers. An additional 1.7 million tons-per-year cokemaking facility, which will be operated by our coke business, currently is under construction in Vitória, Brazil. We will have a joint-venture interest in this facility, which is projected to be operational in the first quarter of 2007.

ABOUT SUNOCO CAPITAL I AND SUNOCO CAPITAL II

Sunoco Capital I and Sunoco Capital II are Delaware business trusts formed to raise capital for us by issuing preferred securities through this prospectus and one or more prospectus supplements and by investing the proceeds in subordinated debt securities issued by us.

We will directly or indirectly own all of the common securities of the trusts. The trusts’ common securities will rank equally with, and the trusts will make payments on their common securities in proportion to, their trust preferred securities. If an event of default occurs in respect of one of the trusts, however, our rights as holder of the common securities to payments by the trust will be subordinated to your rights as holder of the trust preferred securities. We will directly acquire common securities of the trusts in an aggregate liquidation amount equal to at least 3% of the total capital of each trust.

Each of the trusts shall have a perpetual existence unless dissolved and terminated in accordance with its declaration of trust. Each trust’s business and affairs will be conducted by the trustees we appoint. We, as sole owner of the common securities of the trusts, are entitled to appoint, remove or replace any of, or increase or decrease the number of, trustees for each of the trusts. The trustees’ duties and obligations are governed by the declarations of trust. We will ensure that a majority of the trusts’ trustees are persons who are our employees or officers or affiliates and that one trustee for each trust is a financial institution that will not be our affiliate and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one additional trustee for each trust will have its principal place of business or reside in the State of Delaware.

We will pay all of the trusts’ fees and expenses, including those relating to any offering of their trust preferred securities. In addition, we have guaranteed payments on the trust preferred securities to the extent the trusts cannot themselves make payments on those trust preferred securities.

The office of the Delaware trustee for each of the trusts is Deutsche Bank Trust Company Delaware, E.A. Delle Donne Corporate Center, Montgomery Building, 1011 Centre Road, Suite 200, Wilmington, DE 19805-1266. Each trust’s principal place of business is c/o Sunoco, Inc., Mellon Bank Center, 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, the net proceeds (after the payment of offering expenses and underwriting discounts and commissions) from the sale of securities offered from time to time using this prospectus will be used for our general corporate purposes, which may include:

•	paying or refinancing our indebtedness;

•	funding working capital, capital expenditures or acquisitions;

•	investing in or lending money to our subsidiaries; and

•	repurchasing or redeeming our securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following are the ratios of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	12.00	10.40	10.96	6.80	4.27	.63	4.75

We have computed the ratio of earnings to fixed charges using principally pretax earnings before deducting fixed charges. Fixed charges consist of interest cost and debt expense (including amounts capitalized), the proportionate share of interest cost and debt expense of 50%-owned affiliated companies that are not consolidated and one-third of rental expense relating to operating leases (which is that portion deemed to be interest). For the year ended December 31, 2002, earnings were inadequate to cover fixed charges by $59 million.

DESCRIPTION OF THE DEBT SECURITIES

The unsecured debt securities will either rank as senior debt or subordinated debt, and may be issued as convertible debt securities. The senior debt securities will be issued under an indenture dated as of June 30, 2000 between us and Citibank, N.A., as trustee. The subordinated debt securities will be issued under an indenture dated as of May 15, 1994 between us and Deutsche Bank (as successor to Bankers Trust Company), as trustee. In this prospectus, we may refer to the senior debt indenture and the subordinated debt indenture as the “indentures” and the senior debt trustee and the subordinated debt trustee as the “trustees.” The following description summarizes the terms and provisions of the indentures and debt securities, and is not complete. For more information, you should read the indentures, copies of which have been filed as exhibits to the registration statement which contains this prospectus. Further terms of the debt securities will be set forth in the prospectus supplement.

General

The debt securities will be our direct unsecured obligations. The indentures do not limit the aggregate principal amount of debt securities that may be issued. The debt securities may be issued from time to time in one or more series as authorized from time to time by our board of directors or by any of our authorized officers. The particular terms of the debt securities being offered by this prospectus and any changes or additions to the general terms of the debt securities will be described in the prospectus supplement relating to the debt securities. The prospectus supplement will include the following:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the price of the debt securities;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates shall be determined;

•	the date or dates from which interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable, and, in the case of floating rate debt securities, the notice, if any, to holders regarding the determination of interest and the manner of giving such notice;

•	the place or places (other than the corporate trust office of the applicable trustee) where principal, premium or interest on the debt securities shall be payable, and the manner in which any such principal, premium or interest will be paid;

•	any mandatory or optional sinking fund or purchase fund or similar provisions;

•	the terms and conditions upon which, including when and at what price, the debt securities may be redeemed pursuant to any optional or mandatory redemption provisions;

•	any terms pursuant to which the debt securities may be convertible into equity or other securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the depositary or any common depositary for such global securities;

•	the terms and conditions, if any, upon which any global securities may be exchanged in whole or in part for definitive debt securities;

•	any index used to determine the amount of payment of principal or any premium or interest on the debt securities;

•	the application of any defeasance provisions to the debt securities;

•	whether the debt securities of a series are to be issued as original issue discount securities and the amount of discount at which they may be issued, and the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity upon an event of default (if different than the principal amount);

•	if other than U.S. dollars, the currency or currency units in which the debt securities shall be denominated or in which payment of principal, premium and interest on the debt securities may be made;

•	any applicable U.S. federal income tax considerations;

•	the date of any series of debt securities; and

•	any other relevant terms of the debt securities.

All of the debt securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of such series.

The indentures contain no provisions to afford you protection if there is a highly leveraged transaction or a change of control of Sunoco, except as may be described under “Consolidation, Merger and Sale” below.

Senior Debt Securities

Senior debt securities will rank equally with all of our other unsecured debt other than subordinated debt securities or other indebtedness which by its terms is subordinated to our senior debt securities.

Subordinated Debt Securities

Subordinated debt securities will be subordinate and junior in the right of payment to all of our present or future senior indebtedness. “Senior indebtedness” is:

•	indebtedness for borrowed money, including senior debt securities, and

•	renewals, extensions, and modifications of such borrowed money,

unless it is specifically provided that such borrowed money or renewal, extension or modification is not senior indebtedness. If we are offering subordinated debt securities, the accompanying prospectus supplement or the information incorporated therein by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of principal, premium and interest on our subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. By reason of such subordination, in the event of a distribution of assets upon insolvency, our general creditors may recover ratably more than holders of our subordinated debt securities. However, subordination shall not apply to money and securities held in trust to satisfy and discharge any subordinated debt securities by legal defeasance.

If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities by that trust, those subordinated debt securities subsequently may be distributed proportionately to the holders of the trust preferred securities in connection with the dissolution of the trust if certain events described in the prospectus supplement relating to those trust preferred securities occur. Only one series of subordinated debt securities will be issued to a trust in connection with the issuance of trust preferred securities by that trust.

If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities by that trust, for so long as the trust preferred securities remain outstanding we covenant:

•	to maintain 100% ownership of the common securities of the trust (but any permitted successor of ours under the indenture may succeed to our ownership of the common securities);

•	to use our reasonable efforts (a) to maintain the trust as a statutory business trust (except in connection with the distribution of subordinated debt securities to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of the trust, or certain mergers, consolidations or amalgamations) and (b) to prevent the trust from being classified as an association taxable as a corporation or partnership for U.S. federal income tax purposes; and

•	to use our reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the subordinated debt securities.

Convertible Debt Securities

Debt securities issued under either of the indentures may provide for a right of conversion into equity securities. The terms and conditions governing any such conversion will be set forth in the prospectus supplement relating to the convertible debt securities, including:

•	the designation of the equity securities into which such debt securities are convertible;

•	the conversion price;

•	the conversion period;

•	whether conversion will be at our option or at the option of the holder of the convertible debt securities;

•	the events requiring an adjustment of the conversion price; and

•	the provisions affecting conversion in the event of the redemption of such debt securities.

Form, Exchange, Payment and Transfer

Unless otherwise specified in a prospectus supplement, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 (or multiples of $1,000). We will not impose a service charge for any transfer or exchange of the debt securities, but we or the trustee may require you to make a payment to cover any associated tax or other government charge.

If we issue debt securities in bearer form, we will describe in the applicable prospectus supplement the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Bearer debt securities will be transferable by delivery.

Unless otherwise provided in a prospectus supplement, we will pay principal, premium or interest, and you may surrender for payment or transfer the debt securities, at the offices of the trustee. Alternatively, we may pay interest by check mailed to you at your address as it appears in the security register. We will make payment on debt securities in bearer form at such non-U.S. paying agencies as we may choose.

Book-Entry

We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a global depositary, or its nominee, identified in the prospectus supplement. In this case, we will issue global securities in a denomination equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except by the global depositary to a nominee for that global depositary and except in the circumstances described in the prospectus supplement.

A prospectus supplement will provide the specific terms of the depositary arrangement concerning any portion of a series of debt securities to be represented by a global security and a description of a global depositary.

Certain Restrictive Covenants in the Senior Indenture

Limitations on Liens

Nothing in the senior indenture, the subordinated indenture or the debt securities in any way restricts or prevents us or any of our subsidiaries from incurring any indebtedness. However, the senior indenture provides that neither we nor any restricted domestic subsidiary will issue, assume or guarantee any mortgage upon any restricted property without effectively providing that the senior debt securities of all series, and any other indebtedness or obligation then existing or thereafter created ranking equally with the senior debt securities, shall be secured equally and ratably with or prior to such indebtedness. This restriction does not, however, apply to:

•	mortgages on property to secure all or part of the cost of exploration, drilling or development of such property or all or part of the cost of altering or repairing equipment used in connection therewith or the cost of improvement of property which, in the opinion of the board of directors, is substantially unimproved for the use intended by us or to secure indebtedness incurred to provide funds for any such purpose;

•	mortgages which secure only indebtedness owing by a subsidiary to us, or to one or more subsidiaries, or to us and one or more subsidiaries;

•	mortgages on the property of any corporation existing at the time such corporation becomes a subsidiary;

•	mortgages on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any State or any department, agency or instrumentality of either; and

•	any extension, renewal or replacement of any mortgage referred to in the foregoing clauses or, with respect to the debt securities of any series, of any mortgage existing on the date debt securities of such series are first issued.

Notwithstanding the foregoing, we and any restricted domestic subsidiary may, without securing any senior debt securities, issue, assume or guarantee indebtedness secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such indebtedness and the aggregate value of all sale and lease-back transactions described below, does not at the time such indebtedness is incurred exceed 5% of the consolidated shareholders’ equity set forth in the latest audited consolidated balance sheet contained in our most recent Annual Report on Form 10-K. The following types of transactions are not deemed to create indebtedness secured by mortgages:

•	the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas or other petroleum hydrocarbons, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment or overriding royalty; and

•	mortgages required by any contract or statute in order to permit us or any subsidiary to perform any contract or subcontract made by it with or at the request of the United States, any State or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to us or a subsidiary by such governmental unit pursuant to the provisions of any contract or statute.

The senior indenture contains no limitation on mortgages on property presently owned that is not restricted property or, with respect to any series of debt securities, property acquired or constructed after the date debt securities of such series are first issued.

Limitation on Sale and Lease-Back Transactions

The senior indenture provides that neither we nor any of our restricted domestic subsidiaries will enter into any arrangement with any person providing for the leasing of any restricted property which has been or is to be sold or transferred by us or any restricted domestic subsidiary to such person (or to any other person in respect of which funds have been or are to be advanced by such person) on the security of the leased property for a period of more than three years, unless either:

•	we or such restricted domestic subsidiary would be entitled under the senior indenture to incur indebtedness in a principal amount equal to or exceeding the value of such sale and leaseback transactions secured by a mortgage on the property to be leased without equally and ratably securing all series of the senior debt securities with respect to which such property is restricted property, or

•	during or immediately after the expiration of four months after the effective date of such transaction, we apply to the voluntary retirement of our funded debt an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the fair value in the opinion of the board of directors of the property at the time of such transaction.

The senior indenture contains no limitation on the sale and lease-back of any property presently owned which is not restricted property or, with respect to any series of debt securities, property acquired or constructed after the date of issuance of any series of debt securities.

Certain Definitions

The term “mortgage” means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money secured by a mortgage, lien, pledge or other encumbrance.

The term “restricted domestic subsidiary” means any subsidiary which owns restricted property, except “restricted domestic subsidiary” does not mean:

•	a subsidiary substantially all the real property, plants and equipment of which are located outside the continental United States,

•	a subsidiary the assets of which constitute less than 5% of our assets on a consolidated basis, and

•	a subsidiary the major part of the business of which consists of finance, banking, credit, leasing, real estate, financial services or similar operations, coal or coke operations, or any combination thereof.

The term “restricted property” means on the date any series of debt securities is issued:

•	any property interest owned by us or any subsidiary in land located in the continental United States and then classified as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities,

•	any refining plant or manufacturing plant owned by us or any subsidiary and located in the continental United States (except related facilities which in the opinion of the board of directors are transportation or marketing facilities, and a refining plant or manufacturing plant which in the opinion of the board of directors is not one of our or one of our subsidiary’s principal plants), and

•	any shares of capital stock, partnership interests or indebtedness of a restricted domestic subsidiary.

The term “subsidiary” means any corporation more than 50% of the outstanding voting stock of which is owned directly or indirectly by us or by one or more of our subsidiaries, or by us and one or more of our subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Consolidation, Merger and Sale

Nothing contained in either indenture or any of the debt securities prevents our consolidation or merger with or into any other corporation or any sale or conveyance of all or substantially all of our property to any other corporation; provided that upon any such transaction, other than a consolidation or merger in which we are the continuing corporation, the payment of principal, premium and interest on all of the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by us, is expressly assumed by the corporation formed by such consolidation or into which we shall have been merged, or by the corporation which shall have acquired such property.

The senior indenture provides that if, as a result of any of the above transactions, any of our or our subsidiary’s property would become subject to any mortgage, lien or pledge which would not otherwise be permitted by the senior indenture without first ratably securing the outstanding debt securities of any series, we will secure such series equally and ratably.

Waiver of Compliance with Covenants

We may not comply with the covenants in the indentures (including any covenant not set forth in the indentures but specified in the prospectus supplement to be applicable to the debt securities of any series) if before the time for such compliance the holders of at least a majority in principal amount of outstanding debt securities of such series waive our compliance with such covenants. However, no such waiver may extend to or affect any term, provision or condition of the debt securities except to the extent expressly so waived, and, until such waiver becomes effective, our obligations and the duties of the applicable trustee in respect of any such covenant will remain in full force and effect.

Events of Default

The following are events of default under each indenture with respect to debt securities of any series issued thereunder:

•	a failure to pay principal or premium on any debt security of that series when due;

•	a failure to pay for 30 days any interest on any debt security of that series when due;

•	a failure to perform any other covenant 90 days after there has been given to us by the applicable trustee or to us and the applicable trustee by the holders of at least 25% in principal amount of the outstanding debt securities of such series, a written notice specifying such default or breach and requiring it to be remedied;

•	the acceleration of debt securities of another series or any other indebtedness for borrowed money in an aggregate principal amount greater than $10,000,000 if such acceleration is not annulled within 30 days after written notice of such acceleration;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of a series.

If an event of default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount outstanding of the debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul such acceleration.

Each indenture provides that, subject to the duty of the applicable trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder unless such holder shall have offered the trustee reasonable indemnity. Subject to such indemnification provisions, the holders of a majority in aggregate principal amount of outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Each indenture requires us to furnish to the applicable trustee annually a statement as to the performance by us of our obligations under each indenture and as to any default in such performance.

Modification and Waiver

Modifications and amendments of either indenture may be made by us and the applicable trustee with the consent of the holders of a majority in aggregate principal amount of outstanding debt securities of each series affected by such modifications or amendments; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of, or premium or interest, if any, on any debt security;

•	reduce the principal amount of or premium or interest, if any, on any debt security;

•	reduce the amount of principal of a discount debt security payable upon acceleration of its maturity;

•	change the currency of payment of principal of or premium or interest, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for modification or amendment of such indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults; or

•	limit our obligations to maintain a paying agency outside the United States pursuant to Section 12.03 of each indenture.

The holders of a majority in aggregate principal amount of outstanding debt securities of each series may, on behalf of all holders of that series, waive, insofar as that series is concerned, our compliance with certain restrictive covenants of the indentures. The holders of a majority in aggregate principal amount of outstanding debt securities of each series may, on behalf of all holders of that series, waive any past default under the indentures with respect to debt securities of that series, except:

•	a default in the payment of principal, premium or interest; or

•	in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Discharge, Legal Defeasance and Covenant Defeasance

Each indenture provides that, at our option, we shall:

•	be deemed to have been discharged from our obligations with respect to all debt securities of any series (except for our obligations to register the transfer or exchange of debt securities or replace lost or stolen debt securities); or

•	cease to be under any obligation to comply with the restrictive covenants of the indentures (including those described in this prospectus)

if, in each case,

•	we shall have deposited in trust with the applicable trustee, specifically pledged as security for the benefit of, and dedicated solely to, the holders of the debt securities of such series money, or U.S. government obligations that through the payment of interest and principal will provide money, sufficient (in the opinion of a nationally recognized firm of independent auditors expressed in a written certification delivered to the applicable trustee) to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the outstanding debt securities of such series on the dates such installments of interest or principal and premium are due;

•	such deposit will not result in a breach or violation of, or constitute a default under the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound;

•	if the debt securities of such series are then listed on any national securities exchange, we shall have delivered to the applicable trustee an opinion of counsel or a letter or other document from such exchange to the effect our exercise of our defeasance option would not cause such debt securities to be delisted;

•	no event of default or event (including such deposit) which, with the giving of notice or lapse of time, or both, would become an event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit; and

•	we shall have delivered to the applicable trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit or defeasance.

Pennsylvania Taxes

We are required to deduct from interest paid to individual owners of debt securities who are residents of Pennsylvania and to remit to Pennsylvania the Corporate Loans Tax, which is presently at the annual rate of four mills ($.004) per $1 principal amount of debt securities owned by such individuals, subject to adjustment if interest paid in any year represents more or less than interest for a full year. The Corporate Loans Tax also will be imposed on interest payments received by (1) Pennsylvania resident partnerships, and (2) Pennsylvania resident corporations that receive such interest payments not for their own account, but rather as trustees, executors, administrators or guardians.

Regarding the Trustees

Citibank, N.A., trustee under the senior indenture also is trustee under an indenture covering certain other of our securities. We maintain deposit accounts and conduct other banking transactions with Citibank, N.A., including borrowing in the ordinary course of business. Citibank, N.A. is a participating lender in a revolving credit agreement with us. Deutsche Bank, trustee under the subordinated indenture also is trustee under an indenture covering certain of our other securities.

DESCRIPTION OF THE EQUITY SECURITIES

Our authorized stock consists of:

•	400,000,000 shares of common stock, $1 par value, of which 123,117,290 shares were outstanding on September 30, 2006; and

•	15,000,000 shares of cumulative preference stock without par value, none of which are outstanding on the date of this prospectus.

Preference Stock

Our board of directors is authorized without further stockholder action to provide for the issuance of preference stock in one or more series and to determine the designations, preferences, dividend rates, liquidation rights, voting rights, conversion rights, redemption rights, sinking funds, stated value and such other provisions as may be determined by the board of directors in accordance with Pennsylvania law. However, each share of any convertible preference stock may not be converted into more than one share of common stock or entitle the holder thereof to more than one vote.

The prospectus supplement will describe the designations, preferences, dividend rates, liquidation rights, voting rights, conversion rights, redemption rights and such other provisions determined by our board of directors to apply to the preference stock.

The following description summarizes certain general terms and provisions of the preference stock, is not complete and is qualified in its entirety by reference to all of the provisions of our Articles of Incorporation. A copy of our Articles of Incorporation is filed as an exhibit to the registration statement which contains this prospectus.

Ranking

All shares of the same series of preference stock shall be identical in all respects, except that each share of a series issued at different times may differ as to the dates from which dividends on such shares shall be cumulative. All series of preference stock shall rank equally with and be identical in all respects to each other series, unless otherwise determined by our board of directors.

Our preference stock shall rank as to dividends and upon liquidation, dissolution or winding up prior to our common stock and prior to our other capital stock, except for capital stock which by its terms ranks prior to or equal with our preference stock and which shall be authorized by a vote of the holders of at least two-thirds of our then outstanding preference stock.

Dividend Rights

Before any dividends shall be declared and set apart for payment or paid on any class of our stock ranking junior to our preference stock, holders of our preference stock shall be entitled to receive cash dividends payable quarterly and at the annual rate fixed in the resolution adopted by our board of directors providing for the issue of that preference stock. Dividends paid on each series of our preference stock shall be cumulative from the date we issue such series. We shall not declare or pay or set apart for payment dividends on any series of our preference stock unless we shall have declared and paid or set apart for payment like dividends on all shares of each other series of our outstanding preference stock. Accruals of dividends on our preference stock shall not bear interest.

Redemption

We may redeem all or any part of any series of our preference stock at the times and redemption prices set forth in the resolutions adopted by our board of directors providing for the issue of that series. In the event of a partial redemption, the shares to be redeemed may be selected by lot or by such other equitable method as our board of directors in its discretion may determine.

Unless we default in making payment of the redemption price plus accrued and unpaid dividends, upon redemption, the redeemed preference shares shall cease to be outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no interest in or claim against us except the right to receive the redemption price plus accrued and unpaid dividends. Conversion rights, if any, of preference shares called for redemption shall terminate at the close of business on the business day prior to the redemption date.

We shall not declare or set apart for payment or pay any dividends or make any distribution on or redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire, any other class of our stock ranking junior to our preference stock as to dividends or upon liquidation, if at such time we would be in default with respect to any dividend payable on, or any obligation to purchase, shares of any series of preference stock. However, we may under such circumstances redeem, purchase, or otherwise acquire shares of stock of any such junior class in exchange for, or out of the proceeds from the sale of, other shares of stock of any junior class.

Voting Rights

Except as described below, or as may be required by law, the holders of our preference stock shall have no voting rights. If we shall fail to pay or declare and set apart for payment dividends on our preference stock in an aggregate amount equal to six full quarterly dividends on all shares of preference stock then outstanding, the number of our directors shall be increased by two at the first annual meeting of our shareholders held thereafter. At such meeting and at each subsequent annual meeting until dividends payable for all past quarterly dividend periods on all outstanding shares of preference stock shall have been paid, or declared and set apart for payment, in full, the holders of shares of our preference stock shall have the exclusive and special voting right, voting as a class without regard to series, to elect two additional members of our board of directors to hold office for a term of one year. Upon the payment or declaration and setting apart for payment in full of all dividends that we have previously failed to pay or declare and set apart for payment, the term of each additional director so elected shall terminate and the voting rights of the holders of shares of our preference stock shall cease.

We shall not, without the affirmative vote of the holders of at least two-thirds of our preference stock outstanding, voting as a class without regard to series:

•	create any class of stock ranking prior to or on a parity with our preference stock as to dividends or upon liquidation or increase the authorized number of shares of any such previously authorized class of stock;

•	alter or change any of the terms and provisions of our preference stock to adversely affect the preferences, special rights or powers given to such preference stock; or

•	increase the number of shares of our preference stock which we are authorized to issue.

Liquidation

Upon our voluntary or involuntary liquidation, dissolution or winding up, our preference stock shall be preferred as to our assets over our common stock and any other class of stock ranking junior to our preference stock. Holders of shares of our preference stock shall be entitled to be paid or to have set apart for payment, before any distribution is made to holders of our common stock and any other class of stock ranking junior to our preference stock, the amount set forth in the resolutions providing for the issue of that preference stock plus an amount equal to all dividends accrued and unpaid up to and including the date fixed for such payment.

If upon our liquidation, dissolution or winding up, our net assets shall be insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of our preference stock are entitled, our entire remaining net assets shall be distributed among the holders of our preference stock in amounts proportionate to the full preferential amounts to which they are respectively entitled.

Common Stock

Holders of our common stock are entitled to one vote per share on any matter submitted to our stockholders and do not have cumulative voting rights. Our common stock is not redeemable or convertible and the holders of our common stock do not have any preemptive right to purchase our securities. Upon our dissolution, holders of our common stock are entitled to receive ratably all of our assets, if any, which remain legally available for distribution to them after distribution to the holders of our preference stock. Subject to the prior dividend rights of holders of our preference stock, holders of our common stock from time to time are entitled to receive dividends as and when declared by our board of directors out of legally available funds.

Under our Articles of Incorporation, a business combination or other specified transaction entered into with a holder of more than 10% of our voting stock (a “Related Person”) must either:

•	be approved by a vote of the holders of not less than 75% of our outstanding voting stock held by stockholders other than the Related Person;

•	be approved by two-thirds of the members of our board of directors not affiliated with the Related Person; or

•	satisfy certain minimum price criteria and procedural requirements with respect to our remaining stockholders.

DESCRIPTION OF THE WARRANTS

The following description summarizes certain general terms and provisions of the warrants, is not complete and is qualified in its entirety by reference to the warrant agreement under which the warrants are issued. A copy of a warrant agreement is filed as an exhibit to the registration statement which contains this prospectus.

We may issue warrants as separate securities or together with any of our debt or equity securities. Unless otherwise specified in a prospectus supplement, the warrants will be immediately exercisable upon issuance and may be traded separately from any series of debt or equity securities with which they are issued. The prospectus supplement will set forth the specific terms of any warrants offered thereby, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations, and other terms of the series of debt securities purchasable upon exercise of warrants and the price at which such debt securities may be purchased upon such exercise;

•	the designation, number of shares, stated value and terms (including liquidation, dividend, conversion and voting rights) of the series of preference stock purchasable upon exercise of warrants and the price at which such number of shares of preference stock may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon exercise of warrants and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the date on which the right to exercise warrants shall commence and the date upon which such right shall expire;

•	any United States federal income tax consequences applicable to the warrants; and

•	any other relevant terms of the warrants.

The exercise price of each warrant will be subject to adjustment upon the occurrence of certain events as set forth in each prospectus supplement. Prior to the exercise of any warrants, holders of warrants will not have any of the rights of holders of the debt or equity securities purchasable upon their exercise. Warrants will become void if by their expiration date they have not been exercised.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

General

Each trust may issue trust preferred securities, which will have the terms (including with regard to distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions) as are described in each declaration of trust or made part of the declaration by the Trust Indenture Act. These terms will mirror the terms of our subordinated debt securities held by the trusts and described in the applicable prospectus supplement. You should read the prospectus supplement relating to the trust preferred securities for specific terms, including:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate (or method of determining that rate) for trust preferred securities and the date or dates upon which distributions will be payable (except that distributions on the trust preferred securities will be payable on a periodic basis to holders of the trust preferred securities as of a record date in each period during which they are outstanding);

•	whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities that have cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

•	the amount or amounts that will be paid out of the assets of the trusts to the holders of trust preferred securities upon voluntary or involuntary dissolution of the trusts;

•	the obligation, if any, of the trusts to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, trust preferred securities will be purchased or redeemed, in whole or in part pursuant to that obligation;

•	the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of trust;

•	the terms and conditions, if any, upon which our subordinated debt securities may be distributed to holders of trust preferred securities;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities consistent with the declaration of trust or with applicable law.

We will guarantee all trust preferred securities offered by this prospectus to the extent set forth under “Description of the Trust Preferred Securities Guarantees,” beginning below. You should review carefully any prospectus supplement relating to the trust preferred securities for a description of certain United States federal income tax considerations applicable to that offering of the trust preferred securities.

In connection with the issuance of trust preferred securities, each trust will issue to us a series of common securities that have the terms, including with regard to distributions, redemption, voting, liquidation rights or other restrictions, that are described in the declaration. The terms of the common securities issued to us by either trust will be substantially identical to the terms of the trust preferred securities issued to you by that trust. The common securities will rank equally, and payments will be made on them proportionately, with the trust preferred securities, except that, upon an event of default under the declaration, our rights to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to your rights as holders of the trust preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of the trustees of either trust. We will directly or indirectly own all of the common securities of each trust.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an event of default under the declaration of trust occurs, the holders of trust preferred securities would necessarily rely on the enforcement by the trustee against us of the trust’s rights as holder of our subordinated debt securities. In addition, the holders of a majority in liquidation amount of trust preferred securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or direct the exercise of any power conferred on the trustee under the declaration, including the right to direct the trustee to exercise the remedies available to it as holder of our subordinated debt securities. If the trustee does not enforce its rights under the subordinated debt securities, a holder of trust preferred securities may, to the fullest extent permitted by law, institute a legal proceeding directly against us to enforce the trustee’s rights under the subordinated debt securities without first instituting any legal proceeding against the trustee or any other person or entity.

Notwithstanding the above, if an event of default under the declaration occurs and is attributable to our failure to pay to the trust interest or principal due on our subordinated debt securities, then a holder of trust preferred securities may directly institute a proceeding against us to enforce our payment on the subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by that holder. In connection with any such action, we will be subrogated to the rights of the holder of trust preferred securities under the declaration of trust to the extent of any payment we make to that holder.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

Set forth below is a summary of information concerning the trust preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Deutsche Bank will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act. The terms of each guarantee will be set forth in the guarantee and made part of the guarantee by the Trust Indenture Act.

Because the following is only a summary of the guarantee, it does not contain all of the information that you may find useful. For more information, you should read the form of guarantee, which is filed as an exhibit to the registration statement which contains this prospectus. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

Pursuant to each guarantee, we will irrevocably and unconditionally agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments (described below) (except to the extent paid by that trust), as and when due, regardless of any defense, right of set-off or counterclaim which that trust may have or assert. The following payments with respect to trust preferred securities issued by a trust to the extent not paid by that trust are called guarantee payments, and will be subject to the guarantee (without duplication):

•	any accrued and unpaid distributions that must be paid on the trust preferred securities, to the extent the trust has funds available;

•	the redemption price, including all accrued and unpaid distributions, to the extent the trust has funds available, with respect to any trust preferred securities called for redemption by that trust; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust (other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of trust preferred securities in full upon the maturity or redemption of the subordinated debt securities), the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available, and

•	the amount of assets of the trust that remain available for distribution to holders of the trust preferred securities in liquidation of the trust.

The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued. We may satisfy our obligation to make a guarantee payment by directly paying the holders of trust preferred securities or by causing the applicable trust to pay the holders.

Each guarantee will not apply to any payment of distributions except to the extent the trust has funds available. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not be able to pay distributions on the trust preferred securities issued by it. The guarantee, when taken together with our obligations under the subordinated debt securities, the indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust’s securities), will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees on the trust preferred securities, except that upon an event of default under the indenture, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants

In each guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there is an event of default under that guarantee or the declaration of that trust, then

•	we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock other than

•	purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans, dividend re-investment plans, or direct access plans or the satisfaction by us of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock,

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

•	dividends or distributions in options, warrants, or rights to subscribe for or purchase our common stock, or

•	any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of shares under any such plan in the future, or the redemption or repurchase of any rights pursuant thereto, or make any guarantee payments with respect to the above, and

•	we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us which rank equally with or junior to such subordinated debt securities.

Modification of the Trust Preferred Securities Guarantees; Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), each guarantee may be amended only with the prior approval of the guarantor, the guarantee trustee and the holders of at least a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. The manner of obtaining the approval of holders of trust preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination

Each guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of the trust;

•	upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities; or

•	upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the guarantee.

Events of Default

An event of default under a guarantee will occur if we fail to perform any of our payment or other obligations under it.

The holders of a majority in liquidation amount of the trust preferred securities relating to the guarantee may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred on that trustee under those trust preferred securities. If that trustee fails to enforce the guarantee, any holder of trust preferred securities relating to that guarantee may institute a legal proceeding directly against us to enforce its rights under the guarantee, without first instituting a legal proceeding against the relevant trust, that trustee or any other person or entity.

Notwithstanding the above, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the guarantee for that payment. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

The guarantee trustee, before the occurrence of a default with respect to a guarantee, will perform only the duties specifically set forth in the guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to the above, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Status of the Trust Preferred Securities Guarantees

The guarantees will constitute unsecured obligations of ours and will rank:

•	subordinate and junior in right of payment to all other liabilities;

•	equally with the most senior preferred or preference stock now or later issued by us and with any guarantee now or later entered into by us in respect of any preferred or preference stock of any affiliate of ours; and

•	senior to our common stock.

The terms of the trust preferred securities provide that each holder of trust preferred securities issued by an applicable trust agrees to the subordination provisions and other related terms of the guarantee.

Each guarantee will be a guarantee of payment and not of collection. That is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Trust Preferred Securities Guarantee Trustee

We and certain of our affiliates maintain banking relationships with the guarantee trustee.

Governing Law

The guarantees will be governed by and construed in accordance with the laws of New York State.

PLAN OF DISTRIBUTION

We or each of the trusts may sell the securities offered by this prospectus:

•	to or through underwriters or dealers;

•	directly to one or more institutional purchasers; or

•	through agents.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by that prospectus supplement.

If underwriters are used in any sale of the securities, those securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase any securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also sell the securities directly or through agents designated by us. Any agent involved in the offering and sale of the securities, and any commissions payable by us to any agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutional investors to which such offers may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions as may be approved by us. The obligations of any purchasers under any such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such institution is subject. The underwriters will not have any responsibility with respect to the validity of such arrangements or our performance or the performance of any institutional investors thereunder.

The underwriters and agents who participate in the distribution of these securities may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act. These underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL OPINIONS

The validity of the securities offered by this prospectus (other than the trust preferred securities) will be passed upon for us by Michael S. Kuritzkes, Esq., Senior Vice President and General Counsel, or Ann C. Mulé, Esq., Chief Governance Officer, Assistant General Counsel and Corporate Secretary. The validity of the trust preferred securities offered by this prospectus will be passed upon for the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the trusts and us. Certain legal matters will be passed upon for any underwriters, dealers or agents by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely upon the opinion of Mr. Kuritzkes or Ms. Mulé, as the case may be, as to all matters of Pennsylvania law. Mr. Kuritzkes and Ms. Mulé participate in various of our employee benefit plans and, in connection with certain of such benefit plans, receive our common stock, options to purchase our common stock, and our common stock units.

EXPERTS

The consolidated financial statements and schedule of Sunoco, Inc. and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule, and management’s assessment, are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Until our offering is completed, we also incorporate by reference into this prospectus any future financial statements and schedules and any future assessments by management of the effectiveness of internal control over financial reporting in subsequent SEC filings we make under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, in reliance on the reports made by the firm acting as our independent registered public accounting firm, relating to these financial statements and schedules and management’s assessment, and given on the particular firm’s authority as experts in accounting and auditing, but only to the extent that such firm has audited those financial statements and schedules and management’s assessment, and consented to the use of their reports.